Exhibit 5.2
GRAUBARD MILLER
THE CHRYSLER BUILDING
405 LEXINGTON AVENUE
NEW YORK, NEW YORK 10174

February 11, 2009

Golden Green Enterprises Limited
No. 69 Hualibei Street
Longhai Middle Road
Henan, China

Dear Sirs:

Reference is made to the Registration Statement on Form S-4 (“Registration Statement”) filed by Golden Green Enterprises Limited (“Company”), a British Virgin Islands company, and China Opportunity Acquisition Corp. under the Securities Act of 1933, as amended (“Act”), covering (i) 7,468,814 ordinary shares  of no par value (the “Ordinary Shares”), (ii) 14,204,295 warrants to purchase Ordinary Shares (the “Warrants”), (iii) 14,204,295 Ordinary Shares underlying the Warrants, (iv) 931,186 Units, each consisting of 1 Ordinary Share and 2 Warrants (the “Units”), (v) 931,186 ordinary Shares included in the Units, (vi) 1,862,372 Warrants included in the Units; (vii) 1,862,372 Ordinary Shares underlying the Warrants represented in the Units, (viii) 1 Representative’s Unit Purchase Option (the “UPO”),  (ix) 600,000 Ordinary Shares issuable on exercise of the UPO, (x) 1,200,000 Warrants issuable on exercise of the UPO, and (xi) 1,200,000 Ordinary Shares underlying the Warrants included in the UPO.

We have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below.  With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents.  As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers and employees of the Company.

Based upon the foregoing, we are of the opinion that each of the Units, UPO and Warrants constitutes legal, valid and binding obligations of the Company under the laws of the State of New York, enforceable against it in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement, to the use of our name as your counsel and to all references made to us in the Registration Statement and in the Prospectus forming a part thereof.  In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Graubard Miller